Exhibit 99.1

For Immediate Release	Media Contact:	Donna Pullen (803) 765-4558
	Analyst Contact:	Jim Mabry (843) 529-5593

South State Corporation Reports 33.8% Increase in Net Income Available to Common Shareholders in 2015; Increases Quarterly Cash Dividend

COLUMBIA, S.C.—January 22, 2016—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and twelve-month period ended December 31, 2015.  Annual (2015) highlights include the following:

•                  Net income available to the common shareholder improved by 33.8% to $99.5 million in 2015 from $74.4 million in 2014

•                  Earnings per share (EPS) — diluted was $4.11 compared to $3.08 in 2014, an increase of 33.4%;

•                  Operating earnings available to the common shareholders improved by 15.3% to $104.4 million;

•                  Operating EPS — diluted was $4.31 compared to $3.75 in 2014, an increase of 14.9%; and

•                  Increased dividend paid to common shareholders by $0.16 per share, or 19.5%, over 2014

•                  Net loan growth (non-acquired loans exceeded acquired loan runoff) during 2015 totaled $288.9 million, or 5.0%

•                  Non-acquired loan growth totaled $752.9 million or 21.7% growth; which

•                  Outpaced acquired loan runoff of $464.0 million

•                  Performance ratios during 2015 from 2014

•                  Return on average assets was 1.21%, an increase from 0.95%

•                  Operating return on average assets improved to 1.27% from 1.15%

•                  Return on average tangible equity improved to 15.97% from 13.77%

•                  Operating return on average tangible common equity improved to 16.72% from 16.56%

•                  Efficiency ratio improved to 64.19% from 71.41%

•                  Balance sheet and tangible book value during 2015

•                  Investment securities increased by $200.8 million or 24.3% during 2015, and now comprise 12% of total assets, up from 10.6% of total assets at December 31, 2014

•                  Goodwill increased by $20.7 million from the Bank of America branch acquisition

•                  OREO decreased $12.2 million during 2015 to $30.6 million at December 31, 2015

•                  Noninterest bearing deposits increased by $336.5 million, or 20.5%, and interest bearing deposits increased by $302.9 million, or 6.3%, primarily from the Bank of America branch acquisition

•                  Shareholders’ equity increased $74.5 million, or 7.6%, to $1.059 billion, up from $984.9 million at December 31, 2014

•                  Tangible equity to tangible assets declined to 8.24%, at December 31, 2015 from 8.28%, at December 31, 2014, due to the Bank of America branch acquisition

•                  Asset quality improvement in 2015 from year end 2014

•                  Nonperforming assets (NPAs) declined by 32.5%, or $25.8 million in 2015, to $53.7 million at December 31, 2015, from $79.6 million at December 31, 2014

•                  NPAs to total assets improved to 0.63% from 1.02%

•                  Net charge offs on non-acquired loans declined to 0.09%, or $3.4 million, in 2015, from 0.16%, or $4.9 million, in 2014

•                  Coverage ratio of ALLL on non-acquired non-performing loans improved to 181.8% at December 31, 2015 from 121.1% at December 31, 2014

Quarterly Cash Dividend

The Board of Directors of South State Corporation has declared a quarterly cash dividend of $0.28 per share payable on its common stock.  This per share amount is $0.02 per share, or 7.7% higher than the dividend paid in the immediately preceding quarter and is $0.05 per share, or 21.7%, higher than fourth quarter of 2014.  The dividend will be payable on February 19, 2016 to shareholders of record as of February 12, 2016.

Branch Initiatives - Update

The consolidation (11) or sale (2) of 13 branches and ATM locations in 2015 during the second, third and fourth quarters is summarized below:

•                  One-time costs expected to be $4.5 million; actual one-time costs totaled $3.3 million, including the gain recognized from two branches sold in October 2015

•                  Cost savings announced totaled $4.5 million for 2016; achieved these savings

•                  Consolidated eight of eleven locations during the second quarter

•                  Consolidated three locations during the third quarter

•                  Sold two branches in early October of 2015 for a gain of $632,000, net of the core deposit intangible amortization accelerated of $291,000 related to these locations.

The purchase and conversion of 13 former Bank of America branches and ATM locations was completed during the third quarter of 2015 (12 in South Carolina and 1 in Georgia).  Below summarizes the results:

•                  One-time costs expected to be $4.5 million; actual one-time costs totaled $3.6 million during third and fourth quarter of 2015

•                  Acquired $438.3 million in total deposits; grown to $441.2 million at December 31, 2015

•                  Acquired $3.1 million in loans (including overdrafts); grown to $12.3 million at December 31, 2015

•                  Expecting mid-single digit accretion in 2016

The Company has announced the consolidation of 11 locations during the second and third quarters of 2016, and the impact is discussed below:

•                  9 locations will be consolidated and 2 will be converted to drive-thru only locations

•                  Deposits total $331.0 million and anticipate 10% runoff

•                  Four of the locations are former Bank of America locations and these customers will be transferred to other locations

•                  Cost savings expect to total $3.0 million in 2017; however, resources will be deployed to support the continued growth of South State as we approach $10.0 billion in total assets

•                  One-time costs expected to total $3.0 million

Fourth Quarter 2015 Financial Performance

	Three Months Ended					Year Ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	December 31,
(Dollars in thousands, except per share data)	2015	2015	2015	2015	2014	2015	2014
INCOME STATEMENT
Interest income
Loans, including fees (8)	$77,462	$79,857	$79,407	$78,848	$79,893	$315,574	$319,882
Investment securities, federal funds sold and securities purchased under agreements to resell	6,314	5,705	5,358	5,150	5,487	22,527	22,140
Total interest income	83,776	85,562	84,765	83,998	85,380	338,101	342,022
Interest expense
Deposits	1,794	1,811	1,737	2,003	2,246	7,344	9,301
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	550	736	751	946	1,583	2,984	6,361
Total interest expense	2,344	2,547	2,488	2,949	3,829	10,328	15,662
Net interest income	81,432	83,015	82,277	81,049	81,551	327,773	326,360
Provision for loan losses (1)	826	1,075	3,145	818	1,481	5,864	6,590
Net interest income after provision for loan losses	80,606	81,940	79,132	80,231	80,070	321,909	319,770
Noninterest income	29,197	29,771	30,082	26,505	25,299	115,555	94,696
Pre-tax operating expense	70,264	70,103	69,292	70,485	70,077	280,144	279,098
Branch consolidation / acquisition expense	1,617	3,091	2,237	—	—	6,945	—
Merger and branding related expense	—	—	—	—	4,599	—	23,940
Total noninterest expense	71,881	73,194	71,529	70,485	74,676	287,089	303,038
Income before provision for income taxes	37,922	38,517	37,685	36,251	30,693	150,375	111,428
Provision for income taxes	12,387	13,377	12,813	12,325	9,445	50,902	35,991
Net income	25,535	25,140	24,872	23,926	21,248	99,473	75,437
Preferred stock dividends	—	—	—	—	—	—	1,073
Net income available to common shareholders	$25,535	$25,140	$24,872	$23,926	$21,248	$99,473	$74,364

Operating Earnings (non-GAAP) (3)
Net income (GAAP)	$25,535	$25,140	$24,872	$23,926	$21,248	$99,473	$75,437
Securities (gains) losses, net of tax	—	—	—	—	—	—	1
Other-than-temporary impairment, net of tax	329	—	—	—	—	323	—
Merger and branding related expense, net of tax	—	—	—	—	3,184	—	16,207
Branch consolidation / acquisition expense	1,089	2,017	1,476	—	—	4,595	—
Net operating earnings (non-GAAP)	26,953	27,157	26,348	23,926	24,432	104,391	91,645
Preferred stock dividends	—	—	—	—	—	—	1,073
Net operating earnings available to common shareholders (non-GAAP)	$26,953	$27,157	$26,348	$23,926	$24,432	$104,391	$90,572

Basic earnings per common share	$1.06	$1.05	$1.04	$1.00	$0.89	$4.15	$3.11
Diluted earnings per common share	$1.05	$1.04	$1.03	$0.99	$0.88	$4.11	$3.08
Operating earnings per common share - Basic (non-GAAP) (3)	$1.12	$1.13	$1.10	$1.00	$1.02	$4.36	$3.79
Operating earnings per common share - Diluted (non-GAAP) (3)	$1.11	$1.12	$1.09	$0.99	$1.01	$4.31	$3.75
Dividends per common share	$0.26	$0.25	$0.24	$0.23	$0.22	$0.98	$0.82
Basic weighted-average common shares outstanding	23,986,795	23,984,417	23,980,602	23,943,443	23,911,515	23,965,738	23,897,051
Diluted weighted-average common shares outstanding	24,267,937	24,285,228	24,258,014	24,200,709	24,189,289	24,224,255	24,153,657
Effective tax rate	32.66%	34.73%	34.00%	34.00%	30.77%	33.85%	32.30%

The Company reported consolidated net income available to common shareholders of $25.5 million, or $1.05 per diluted common share for the three-months ended December 31, 2015 up from $25.1 million, or $1.04 per diluted common share for the three-months ended September 30, 2015.  The $395,000 increase was the result of the following:  a decrease in interest income of $1.8 million (primarily from acquired loan interest income and offset by an increase in non-acquired interest income and securities income), a decline in the provision for loan losses of $249,000 (primarily in the non- acquired loan portfolio and the acquired credit impaired loan portfolio), a decrease in noninterest income of $574,000 (reduction in mortgage banking income and trust and investment services income partially offset by higher fees on deposit accounts and lower amortization of the FDIC indemnification asset), a decrease in noninterest expenses of $1.3 million (branch consolidation and acquisition expenses and a decrease in OREO and loan related expenses) and a decrease in the provision for income taxes of $990,000.  During the quarter, our effective income tax rate decreased to 32.66%, resulting in an effective tax rate of 33.85% on a year-to-date basis compared to 32.30% in 2014, due primarily to higher pre-tax net income.

“The performance of the company in 2015 was strong by many measures,” said Robert R. Hill, Jr., CEO of South State Corporation.  “The year was marked by improving financial performance, maintaining a liquid and well-capitalized balance sheet, and the addition of many of talented bankers to our growing team.  Operating EPS grew 15.3% to $104.4 million to produce a return on assets of 1.27 % and return on tangible equity of 16.72%.  A number of our businesses reported improved results.  Among the highlights in 2015; assets under management in our wealth group rose to over $4 billion and mortgage banking income climbed 34%.  These accomplishments caused tangible book value per share to rise by 9% to $27.88.  Additionally, the Board of Directors approved an increase in the quarterly cash dividend rate to $0.28 per share, up 21.7% from a year ago.  South State has made considerable improvement across many areas of the Company during the past two years.  While there is still more we can do, the Company is well-positioned for future opportunities.”

Balance Sheet and Capital

	Ending Balance
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
BALANCE SHEET	2015	2015	2015	2015	2014
Assets
Cash and cash equivalents	$695,794	$889,380	$593,382	$630,734	$417,869
Investment securities:
Securities held to maturity	9,314	9,314	9,659	9,659	9,659
Securities available for sale, at fair value	1,009,541	885,798	841,661	808,396	806,766
Other investments	8,893	9,031	9,031	9,031	10,518
Total investment securities	1,027,748	904,143	860,351	827,086	826,943
Loans held for sale	41,649	48,985	73,055	87,342	61,841
Loans:
Acquired credit impaired	733,870	768,606	823,981	866,504	919,402
Acquired non-credit impaired	1,049,538	1,107,440	1,171,672	1,247,349	1,327,999
Non-acquired	4,220,726	3,994,716	3,788,399	3,586,405	3,467,826
Less allowance for non-acquired loan losses (1)	(34,090)	(35,116)	(34,782)	(33,538)	(34,539)
Loans, net	5,970,044	5,835,646	5,749,270	5,666,720	5,680,688
FDIC receivable for loss share agreements	4,401	7,942	11,035	16,713	22,161
Other real estate owned (“OREO”)	30,554	31,378	35,042	36,096	42,726
Premises and equipment, net	174,537	174,662	171,582	171,565	171,772
Bank owned life insurance	101,588	100,967	100,363	99,751	99,140
Deferred tax asset	37,827	40,090	45,911	40,629	42,692
Mortgage servicing rights	26,202	24,665	25,325	21,510	21,601
Core deposit and other intangibles	47,425	49,982	45,260	47,223	49,239
Goodwill	338,340	338,342	317,688	317,688	317,688
Other assets	61,239	53,694	56,720	58,525	71,867
Total assets	$8,557,348	$8,499,876	$8,084,984	$8,021,582	$7,826,227

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$1,976,480	$1,927,309	$1,844,973	$1,757,302	$1,639,953
Interest-bearing	5,123,948	5,150,700	4,822,555	4,876,355	4,821,092
Total deposits	7,100,428	7,078,009	6,667,528	6,633,657	6,461,045
Federal funds purchased and securities sold under agreements to repurchase	288,231	260,521	287,903	276,774	221,541
Other borrowings	55,158	55,107	55,055	55,003	101,210
Other liabilities	54,147	57,927	50,719	48,584	57,511
Total liabilities	7,497,964	7,451,564	7,061,205	7,014,018	6,841,307

Shareholders’ equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 40,000,000 shares	60,407	60,529	60,494	60,392	60,377
Surplus	703,929	706,227	704,625	702,648	701,764
Retained earnings	298,919	279,681	260,591	241,526	223,156
Accumulated other comprehensive income (loss)	(3,871)	1,875	(1,931)	2,998	(377)
Total shareholders’ equity	1,059,384	1,048,312	1,023,779	1,007,564	984,920
Total liabilities and shareholders’ equity	$8,557,348	$8,499,876	$8,084,984	$8,021,582	$7,826,227

Common shares issued and outstanding	24,162,657	24,211,793	24,197,531	24,156,759	24,150,702

At December 31, 2015, the Company’s total assets were $8.6 billion, up from $8.5 billion at September 30, 2015 and up from $7.8 billion at December 31, 2014.  During 2015, the Company experienced asset growth primarily in cash and cash equivalents of $277.9 million, in securities of $200.8 million and loans of $285.2 million, excluding the change in the allowance for loan losses and loans held for sale.  Beginning in the second quarter of 2015 and throughout the remainder of year, the Company increased the size of the investment portfolio as a percentage of total assets, which equals 12.0% at

December 31, 2015, up from 10.6% at December 31, 2014.  Goodwill and core deposit intangibles increased $18.8 million during the year due to the branch acquisition from Bank of America.  These increases were offset by declines in loans held for sale of $20.2 million, FDIC receivable of $17.8 million, OREO of $12.2 million and net deferred tax asset of $4.9 million.  Liabilities increased due to total deposit growth of $639.4 million, primarily from the Bank of America branch acquisition.  This increase was partially offset by decline in other borrowings of $46.1 million related to the redemption of trust preferred securities in January 2015 of $46.3 million.

The Company’s book value per common share increased to $43.84 per share at December 31, 2015, compared to $43.30 at September 30, 2015, and $40.78 at December 31, 2014.  Capital increased by $11.1 million during the fourth quarter of 2015, due primarily to net income of $25.5 million, which was offset by the common dividend paid of $6.3 million.  Accumulated other comprehensive income shifted to a net loss during the fourth quarter 2015, with the decrease in the unrealized gains in the AFS securities portfolio during the quarter of $4.7 million, net of tax, and increase in the net pension plan and post-retirement health plan liability of $1.1 million, net of tax.  In addition, the Company repurchased 60,000 shares of its common stock for $4.3 million, or $71.15 per share, under the 2004 stock repurchase plan in December of 2015.  There is no formal expiration date and there is an additional 87,000 shares available for repurchase under this plan.  Tangible book value (“TBV”) per common share increased to $27.88 at December 31, 2015 compared $27.26 at September 30, 2015, and increased by $2.29 per share from $25.59 at December 31, 2014.  The quarterly increase of $0.62 per share was the result of the increase in net income of $1.05 per share, reduced by the dividend paid of $0.26 per share, an increase related stock compensation of $0.08 per share, and a decrease in accumulated other comprehensive income during the quarter of $0.24 per share.

The total risk-based capital (RBC) ratio is estimated to be 13.3% flat from September 30, 2015, due primarily to the growth in capital during the quarter keeping pace with the growth in risk-weighted assets.  Total RBC was also down from December 31, 2014 of 14.3%, due to the adoption of Basel III, redemption of $46.3 million of trust preferred securities and the impact of the Bank of America branch acquisition.  Tier 1 leverage ratio is estimated to decrease to 9.2% from September 30, 2015 level of 9.3%.  The Company’s capital position remains “well-capitalized” by all measures at December 31, 2015.

“During the year, we executed our plan which included increasing our investment securities portfolio on a relatively short-term basis, improving our efficiencies through process improvements and branch consolidations, and remained focused on asset quality,” said John C. Pollok, COO and CFO.  “Our investment securities portfolio now exceeds $1.0 billion and comprises 12% of our total assets, our operating efficiency ratio was down to 62.6% for 2015, and our non-acquired nonaccrual loans are less than $19.0 million.”

	Three Months Ended					Year Ended December 31,
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
PERFORMANCE RATIOS	2015	2015	2015	2015	2014	2015	2014
Return on average assets (annualized)	1.19%	1.20%	1.24%	1.23%	1.07%	1.21%	0.95%
Operating return on average assets (annualized) (non-GAAP) (3)	1.25%	1.29%	1.32%	1.23%	1.23%	1.27%	1.15%
Operating return on average equity (annualized) (non-GAAP) (3)	10.10%	10.39%	10.36%	9.73%	9.93%	10.15%	9.47%
Return on average tangible common equity (annualized) (non-GAAP) (7)	15.99%	15.72%	16.00%	16.21%	14.77%	15.97%	13.77%
Operating return on average tangible common equity (annualized) (non-GAAP) (3) (7)	16.82%	16.92%	16.90%	16.21%	16.85%	16.72%	16.56%
Efficiency ratio (tax equivalent)	64.17%	64.39%	63.19%	65.05%	69.34%	64.19%	71.41%
Operating efficiency ratio (9)	62.72%	61.67%	61.22%	65.05%	65.07%	62.64%	65.77%
Dividend payout ratio (2)	24.66%	24.07%	23.35%	23.22%	25.00%	23.84%	26.61%
Book value per common share	$43.84	$43.30	$42.31	$41.71	$40.78
Tangible common equity per common share (non-GAAP) (7)	$27.88	$27.26	$27.31	$26.60	$25.59

CAPITAL RATIOS
Equity-to-assets	12.38%	12.33%	12.66%	12.56%	12.58%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.24%	8.14%	8.56%	8.39%	8.28%
Tier 1 common equity (6)	11.8%	11.8%	12.1%	12.2%
Tier 1 leverage (6)	9.2%	9.3%	9.6%	9.5%	9.4%
Tier 1 risk-based capital (6)	12.6%	12.6%	13.0%	13.1%	13.5%
Total risk-based capital (6)	13.3%	13.3%	13.7%	13.8%	14.3%

OTHER DATA
Number of branches	127	129	119	126	126
Number of employees (full-time equivalent basis )	2,058	2,083	2,028	2,051	2,081

Asset Quality

	Ending Balance
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2015	2015	2015	2015	2014
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$18,747	$23,871	$24,661	$27,574	$28,516
Non-acquired OREO and other nonperforming assets	8,783	5,980	5,862	6,500	7,947
Total non-acquired nonperforming assets	27,530	29,851	30,523	34,074	36,463
Acquired
Acquired nonperforming loans	3,817	4,130	5,274	7,380	7,646
Acquired OREO and other nonperforming assets	22,395	25,979	29,720	30,268	35,473
Total acquired nonperforming assets	26,212	30,109	34,994	37,648	43,119
Total nonperforming assets	$53,742	$59,960	$65,517	$71,722	$79,582

	Three Months Ended					Year Ended December 31,
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2015	2015	2015	2015	2014	2015	2014
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.81%	0.88%	0.92%	0.94%	1.00%	0.81%	1.00%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	181.84%	147.11%	141.04%	121.63%	121.12%	181.84%	121.12%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.14%	0.09%	0.12%	-0.01%	0.13%	0.09%	0.16%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.08%	-0.05%	0.18%	0.56%	0.14%	0.20%	0.06%
Total nonperforming assets as a percentage of total assets	0.63%	0.71%	0.81%	0.89%	1.02%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.44%	0.60%	0.65%	0.77%	0.82%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.65%	0.75%	0.80%	0.95%	1.05%
Total nonperforming assets as a percentage of total assets (5)	0.32%	0.35%	0.38%	0.42%	0.47%

During the fourth quarter of 2015, overall asset quality improved as NPAs declined by $6.2 million, or 10.4% to $53.7 million, and represented 0.63% of total assets.  Compared to December 31, 2014, NPAs have declined by $25.8 million, or 32.5%, from $79.6 million and represented 1.02% of total assets.  Non-acquired NPAs, excluding acquired loans and acquired other real estate owned (OREO), declined by $2.3 million, or 7.8%, to $27.5 million, from the level at September 30, 2015.  Non-acquired nonperforming loans decreased by $5.1 million, or 21.5%, and non-acquired OREO and other assets repossessed increased by $2.8 million, or 46.9%.  Compared to December 31, 2014, non-acquired NPAs declined by $8.9 million, or 24.5%.  Non-acquired NPAs as a percentage of total non-acquired loans and repossessed assets declined to 0.65% compared to 0.75% at September 30, 2015 and 1.05% at December 31, 2014.

At December 31, 2015, the Company reported $3.8 million in nonperforming loans related to “acquired non-credit impaired loans”.  This was a decline of $313,000 from September 30, 2015.  Additionally, acquired OREO and other assets owned declined by $3.6 million to $22.4 million from September 30, 2015 and by $13.1 million from December 31, 2014.  Total acquired NPAs have declined $16.9 million, or 39.2%, since December 31, 2014.

At December 31, 2015, the allowance for non-acquired loan losses was $34.1 million or 0.81% of non-acquired period-end loans.  The current allowance for loan losses provides 1.82 times coverage of period-end non-acquired nonperforming loans, up from 1.47 times at September 30, 2015 and up from 1.21 times December 31, 2014.  Net charge-offs within the non-acquired portfolio were $1.4 million, or 0.14% annualized, in the fourth quarter of 2015 compared to $875,000 for the third quarter 2015 or 0.09% annualized.  Fourth quarter 2014 net charge-offs totaled $1.1 million, or 0.14% annualized.  During the fourth quarter, the allowance for loan losses was increased by $400,000 compared to an increase of $1.2 million in the third quarter of 2015 through the provision for loan losses.  The increase was primarily related to the general reserve.

Net charge offs (recoveries) related to “acquired non-credit impaired loans” were $213,000, or 0.08% annualized, during the fourth quarter of 2015, compared to ($132,000), or (0.05%) annualized, in the third quarter of 2015.  The Company recorded a provision for loan losses, accordingly, equal to the net charge offs (recoveries) during the quarter.  In the fourth quarter 2014, net charge offs totaled $490,000, or 0.14% annualized.

Total OREO decreased by $824,000 during the fourth quarter of 2015 to $30.6 million compared to the third quarter of 2015.  The slight decline was primarily the result of the disposition of 48 properties, netted against the additions during the quarter.  OREO was $42.7 million at December 31, 2014.  Overall, OREO and loan related costs declined by $872,000 to $1.8 million in the fourth quarter of 2015 compared to the third quarter 2015, due to less asset write downs and lower “cost to carry” of these properties (assets).  On a year-to-date basis, OREO and other loan related cost have declined by $2.2 million compared to 2014, as the OREO balance has declined by $12.2 million and nonperforming loan balance has declined $13.6 million since December 31, 2014.

Net Interest Income and Margin

	Three Months Ended
	December 31, 2015			September 30, 2015			December 31, 2014
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$675,385	$755	0.44%	$638,760	$487	0.30%	381,476	$463	0.48%
Investment securities (taxable)	808,239	4,520	2.22%	724,306	4,106	2.25%	675,414	3,898	2.29%
Investment securities (tax-exempt)	135,499	1,039	3.04%	138,560	1,112	3.18%	144,211	1,126	3.10%
Loans held for sale	40,376	340	3.34%	57,435	560	3.87%	47,622	636	5.30%
Loans	5,904,749	77,122	5.18%	5,806,211	79,297	5.42%	5,681,286	79,257	5.53%
Total interest-earning assets	7,564,248	83,776	4.39%	7,365,272	85,562	4.61%	6,930,009	85,380	4.89%
Noninterest-earning assets	981,809			959,335			961,900
Total Assets	$8,546,057			$8,324,607			$7,891,909

Interest-Bearing Liabilities:
Transaction and money market accounts	$3,259,885	$666	0.08%	$3,118,508	$683	0.09%	$2,911,247	$765	0.10%
Savings deposits	728,854	113	0.06%	705,499	111	0.06%	658,664	119	0.07%
Certificates and other time deposits	1,127,401	1,015	0.36%	1,147,770	1,017	0.35%	1,268,408	1,360	0.43%
Federal funds purchased and repurchase agreements	283,535	99	0.14%	296,469	95	0.13%	238,842	80	0.13%
Other borrowings	55,131	451	3.25%	55,081	641	4.62%	101,167	1,503	5.89%
Total interest-bearing liabilities	5,454,806	2,344	0.17%	5,323,327	2,547	0.19%	5,178,328	3,827	0.29%
Noninterest-bearing liabilities	2,032,698			1,963,827			1,737,185
Shareholders’ equity	1,058,553			1,037,453			976,396
Total Non-IBL and shareholders’ equity	3,091,251			3,001,280			2,713,581
Total liabilities and shareholders’ equity	$8,546,057			$8,324,607			$7,891,909
Net interest income and margin (NON-TAX EQUIV.)		$81,432	4.27%		$83,015	4.47%		$81,553	4.67%
Net interest margin (TAX EQUIVALENT)			4.32%			4.52%			4.72%

Non-taxable equivalent net interest income was $81.4 million for the fourth quarter of 2015, a $1.6 million decrease from the third quarter of 2015, resulting primarily from the following:

1.              A $199.0 million increase in the average balance of non-acquired loans which resulted in an increase in non-acquired loan interest income of approximately $1.5 million; with the yield decreasing to 3.91% during the fourth quarter from 3.96% in the third quarter;

2.              A $80.9 million increase in the average balance of investment securities which resulted in an increase of $340,000 in interest income; offset by

3.              A $100.5 million decrease in the average balance of acquired loans from the third quarter of 2015, coupled with a 34 basis point decline in the yield resulted in a decline in acquired loan interest income of $3.7 million.  The yield on acquired loans for the fourth quarter of 2015 equaled 8.02% down from 8.36% in the third quarter of 2015. This yield decline resulted from the cash flows of the acquired credit impaired loan portfolio extending due to renewals of these performing loans and the extension of the weighted average life.  In addition, during the fourth quarter of 2015 recast, there was additional credit release within the acquired credit impaired loan portfolios which totaled $16.9 million.

4.              Interest expense decreased by $203,000 from the third quarter of 2015.  This decrease was the result of $20.6 million in trust preferred securities moving to a floating rate of 1.93% in late third quarter from a fixed rate of 5.92%.

Tax-equivalent net interest margin decreased 20 basis points from the third quarter of 2015 and was down 40 basis points from the yield in the fourth quarter of 2014.  The Company’s average yield on interest-earning assets decreased 22 basis points while the average rate on interest-bearing liabilities declined from the third quarter of 2015 by 2 basis points to 17 basis points and down from 29 basis points at December 31, 2014.  During the fourth quarter of 2015, the Company’s average total assets increased to $8.5 billion from $8.3 billion at September 30, 2015 and from $7.9 billion at December 31, 2014.  Average earning assets increased to $7.6 billion up from $7.4 billion at September 30, 2015.  Average interest-bearing liabilities increased to $5.5 billion for fourth quarter of 2015 from $5.3 billion at September 30, 2015.  Average non-interest bearing demand deposits increased by $67.5 million during the fourth quarter of 2015, and by $296.2 million from December 31, 2014.  All of these increases were primarily related to the branch acquisition from Bank of America during the third quarter of 2015.  Including the impact of noninterest bearing deposits, the Company’s cost of funds decreased to 13 basis points in the fourth quarter 2015 compared to 14 basis points in the third quarter of 2015.

Noninterest Income and Expense

	Three Months Ended					Year Ended December 31,
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2015	2015	2015	2015	2014	2015	2014
Noninterest income:
Fees on deposit accounts	$21,076	$19,212	$17,699	$16,492	$17,214	$74,479	$69,291
Mortgage banking income	3,229	4,817	7,089	6,626	4,072	21,761	16,170
Trust and investment services income	4,643	5,489	5,051	4,934	4,499	20,117	18,344
Securities gains, net	—	—	—	—	—	—	(2)
Other-than-temporary impairment losses	(489)	—	—	—	—	(489)	—
Amortization of FDIC indemnification asset	(1,467)	(1,871)	(2,042)	(3,207)	(4,177)	(8,587)	(21,895)
Recoveries of fully charged off acquired loans	877	879	965	255	1,633	2,976	6,176
Other	1,328	1,245	1,320	1,405	2,058	5,298	6,612
Total noninterest income	$29,197	$29,771	$30,082	$26,505	$25,299	$115,555	$94,696

Noninterest expense:
Salaries and employee benefits	$40,550	$40,013	$39,754	$40,987	$39,034	$161,304	$158,432
Net occupancy expense	5,427	5,395	5,046	5,237	5,701	21,105	22,459
Information services expense	4,734	4,736	4,382	3,958	3,724	17,810	15,844
Furniture and equipment expense	2,772	2,554	2,762	3,145	3,100	11,233	13,271
Bankcard expense	2,607	2,448	2,285	1,980	2,043	9,320	8,563
OREO expense and loan related	1,845	2,717	2,019	3,014	2,520	9,595	11,833
Business development and staff related	1,630	1,797	1,983	2,147	1,922	7,557	7,034
Amortization of intangibles	2,266	2,078	1,964	2,016	2,052	8,324	8,320
Professional fees	1,156	1,383	1,585	1,409	1,459	5,533	4,960
Supplies, printing and postage expense	1,528	1,377	1,402	1,612	2,074	5,919	6,937
FDIC assessment and other regulatory charges	1,029	1,248	1,253	1,184	1,321	4,714	5,432
Advertising and marketing	920	1,054	1,009	855	986	3,838	3,665
Other operating expenses	3,800	3,303	3,848	2,941	4,141	13,892	12,348
Branch consolidation / acquisition expense	1,617	3,091	2,237	—	—	6,945	—
Merger and branding related expense	—	—	—	—	4,599	—	23,940
Total noninterest expense	$71,881	$73,194	$71,529	$70,485	$74,676	$287,089	$303,038

Noninterest income was lower than the third quarter of 2015 by approximately $574,000 to $29.2 million. The decrease was the result of the following:

•                  Lower mortgage banking income of $1.6 million, due primarily to lower volume and lower pricing of mortgages during the quarter;

•                  Lower trust and investment services income of $846,000 due to receipt of one-time transfer fee and large annuity fees in third quarter; and

•                  Other than temporary impairment of $489,000 related to an equity security; which were partially offset by

•                  Lower amortization of the FDIC indemnification asset of $404,000;

•                  Higher fees on deposit accounts totaling $1.9 million.  This increase was the result of increased usage of debit / ATM cards with addition of branches acquired from Bank of America and implementation of certain increased service fees; and

Compared to the fourth quarter of 2014, noninterest income grew by $3.9 million due to a $2.7 million reduction in amortization of the FDIC indemnification asset primarily from the expiration of the CBT commercial loss sharing agreement with the FDIC and improved fees on deposit accounts totaling $3.9 million with more customers and the implementation of increases in certain services fees.  These increases were partially offset by a decline in recoveries of acquired loans of $756,000 and lower mortgage banking income of $843,000, due to lower pricing and lower volume.

On a year-to-date basis, noninterest income was up $20.9 million in 2015 compared to 2014.  This increase was attributable to the following:

•                  Decline in the amortization of the FDIC indemnification asset of $13.3 million;

•                  Increase in mortgage banking income of $5.6 million due to the overall favorable mortgage environment in the first half of 2015;

•                  Increase in trust and investment services income of $1.8 million due to the continued growth of assets under management which now exceeds $4.0 billion;

•                  Increase in fees on deposit accounts of $5.2 million primarily from bankcard services income usage and the additional customers from the branches acquired from Bank of America in the third quarter 2015; partially offset by

•                  A decline in recoveries of acquired credit impaired loans of $3.2 million.

Noninterest expense was $71.9 million in the fourth quarter of 2015, a decrease of $1.3 million from $73.2 million in the third quarter of 2015.  This decrease from the third quarter of 2015 was due to the $1.5 million decline in the expenses related to the branch consolidation project and the conversion of the 13 branches acquired from Bank of America; $872,000 decline in OREO and other loan related expenses; $227,000 decline in professional fees; and $219,000 decline in the FDIC assessment and other regulatory charges.  These improvements were partially offset by a net increase in salaries and employee benefits of $537,000.  This increase was primarily from the additional branches acquired from Bank of America.

Compared to the fourth quarter of 2014, noninterest expense improved by $2.8 million with the decline in one-time charges related to merger and conversion expense in 2014 and branch consolidations / acquisition in 2015 of $3.0 million.  This decline was offset partially by $214,000 increase in amortization of intangibles from the Bank of America branch acquisition.  All other expense categories offset one another.

For the year, noninterest expense was down $15.9 million compared to 2014 due primarily to reduced one-time expenses (merger / conversion of FFCH in 2014 vs. branch consolidation and branches acquired in 2015) of $17.0 million.

South State Corporation will hold a conference call today, January 22nd; at 11 a.m. Eastern Time during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10078213.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning January 22nd by 2:00 p.m. Eastern Time until 9:00 a.m. on February 5th, 2016.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10078213.

***************

South State Corporation is the largest bank holding company headquartered in South Carolina. Founded over 80 years ago in 1933, the company’s primary subsidiary, South State Bank, serves the financial needs of its local communities in 24 South Carolina counties, 13 Georgia counties and 4 North Carolina counties. The bank also operates Minis & Co., Inc. and First Southeast 401K Fiduciaries, Inc., both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer. South State Corporation has assets of approximately $8.6 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

	Three Months Ended					Year Ended December 31,
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
(Dollars in thousands, except per share data)	2015	2015	2015	2015	2014	2015	2014
RECONCILIATION OF NON-GAAP TO GAAP
Operating Earnings (non-GAAP) (3)
Net operating earnings available to common shareholders (non-GAAP)	$26,953	$27,157	$26,348	$23,926	$24,432	$104,391	$90,572
Securities (gains) losses, net of tax	—	—	—	—	—	—	(1)
Other-than-temporary impairment (OTTI), net of tax	(329)	—	—	—	—	(323)	—
Branch consolidation/acquisition expense, net of tax	(1,089)	(2,017)	(1,476)	—	—	(4,595)	—
Merger and branding related expense, net of tax	—	—	—	—	(3,184)	—	(16,207)
Net income available to common shareholders (GAAP)	$25,535	$25,140	$24,872	$23,926	$21,248	$99,473	$74,364

Operating earnings per common share - Basic (3)
Operating earnings per common share - Basic (non-GAAP)	$1.12	$1.13	$1.10	$1.00	$1.02	$4.36	$3.79
Effect to adjust for other-than-temporary impairment	(0.01)	—	—	—	—	(0.01)	—
Effect to adjust for branch consolidation/acquisition expenses	(0.05)	(0.08)	(0.06)	—	—	(0.20)	—
Effect to adjust for merger and branding related expenses	—	—	—	—	(0.13)	—	(0.68)
Earnings per common share - Basic (GAAP)	$1.06	$1.05	$1.04	$1.00	$0.89	$4.15	$3.11

Operating earnings per common share - Diluted (3)
Operating earnings per common share - Diluted (non-GAAP)	$1.11	$1.12	$1.09	$0.99	$1.01	$4.31	$3.75
Effect to adjust for other-than-temporary impairment	(0.01)	0.00	0.00	—	—	(0.01)	—
Effect to adjust for branch consolidation/acquisition expenses	(0.05)	(0.08)	(0.06)	—	—	(0.19)	—
Effect to adjust for merger and branding related expenses	—	—	—	—	(0.13)	—	(0.67)
Earnings per common share - Diluted (GAAP)	$1.05	$1.04	$1.03	$0.99	$0.88	$4.11	$3.08

Operating Return of Average Assets (3)
Operating return on average assets (non-GAAP)	1.25%	1.29%	1.32%	1.23%	1.23%	1.27%	1.15%
Effect to adjust for other-than-temporary impairment	-0.02%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for branch consolidation/acquisition expenses	-0.04%	-0.09%	-0.08%	0.00%	0.00%	-0.06%	0.00%
Effect to adjust for merger and branding related expenses	0.00%	0.00%	0.00%	0.00%	-0.16%	0.00%	-0.20%
Return on average assets (GAAP)	1.19%	1.20%	1.24%	1.23%	1.07%	1.21%	0.95%

Operating Return of Average Equity (3)
Operating return on average equity (non-GAAP)	10.10%	10.39%	10.36%	9.73%	9.93%	10.15%	9.47%
Effect to adjust for other-than-temporary impairment	-0.12%	0.00%	0.00%	0.00%	0.00%	-0.03%	0.00%
Effect to adjust for branch consolidation/acquisition expenses	-0.41%	-0.78%	-0.58%	0.00%	0.00%	-0.45%	0.00%
Effect to adjust for merger and branding related expenses	0.00%	0.00%	0.00%	0.00%	-1.30%	0.00%	-1.68%
Return on average equity (GAAP)	9.57%	9.61%	9.78%	9.73%	8.63%	9.67%	7.79%

Operating Return on Average Common Tangible Equity (3) (7)
Operating return on average common tangible equity (non-GAAP)	16.82%	16.92%	16.90%	16.21%	16.85%	16.72%	16.56%
Effect to adjust for other-than-temporary impairment	-0.12%	0.00%	0.00%	0.00%	0.00%	-0.03%	0.00%
Effect to adjust for branch consolidation/acquisition expenses	-0.41%	-0.77%	-0.58%	0.00%	0.00%	-0.45%	0.00%
Effect to adjust for merger and branding related expenses	0.00%	0.00%	0.00%	0.00%	-1.29%	0.00%	-1.70%
Effect to adjust for intangible assets	-6.72%	-6.54%	-6.54%	-6.48%	-6.93%	-6.57%	-7.06%
Return on average common equity (GAAP)	9.57%	9.61%	9.78%	9.73%	8.63%	9.67%	7.80%

Tangible Book Value Per Common Share (7)
Tangible book value per common share (non-GAAP)	$27.88	$27.26	$27.31	$26.60	$25.59
Effect to adjust for intangible assets	15.96	16.04	15.00	15.11	15.19
Book value per common share (GAAP)	$43.84	$43.30	$42.31	$41.71	$40.78

Tangible Equity-to-Tangible Assets (7)
Tangible equity-to-tangible assets (non-GAAP)	8.24%	8.14%	8.56%	8.39%	8.28%
Effect to adjust for intangible assets	4.14%	4.19%	4.10%	4.17%	4.30%
Equity-to-assets (GAAP)	12.38%	12.33%	12.66%	12.56%	12.58%

Footnotes to tables:

(1)          Loan data excludes mortgage loans held for sale.

(2)          The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.

(3)          Operating earnings, operating return on average assets, and operating return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, OTTI, and merger and branding related expense.  Management believes that non-GAAP operating measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Operating earnings and the related operating return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branding related expense of $4.6 million, for the quarter ended December 31, 2014; (b) branch consolidation expenses of $1.6 million, $3.1 million; and $2.2 million, respectively, for the quarters ended December 31, 2015, September 30, 2015, and June 30, 2015; and (c) OTTI of $489,000 for the quarter ended December 31, 2015.

(4)          Repossessed assets include OREO and other nonperforming assets.

(5)          Calculated by dividing total non-acquired NPAs by total assets.

(6)          December 31, 2015 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.  All ratios are rounded down to one decimal point.

(7)          The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

(8)          Includes noncash loan interest income related to the discount on acquired performing loans of $1.8 million; $1.6 million; $1.6 million; $1.6 million; and $2.3 million; respectively during the five quarters above; and $6.5 million and $9.9 million for the years ended December 31, 2015, and 2014, respectively.

(9)          Operating efficiency ratio is calculated by taking the noninterest expense excluding merger cost divided by net interest income and noninterest income excluding securities gains (losses).

Cautionary Statement Regarding Forward Looking Statements

Statements included in this report which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934.   Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.   The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties, include, among others, the following possibilities: (1) the outcome of any legal proceedings instituted against the Company; (2) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (3) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of the Company’s equity; (4) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (5) risks associated with an anticipated increase in the Company’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities the Company desires to acquire are not available on terms acceptable to the Company; (6) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (7) transaction risk arising from problems with service or product delivery; (8) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (9) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, increased capital requirements (including, without limitation, the impact of the capital rules adopted to implement Basel III), Consumer Financial Protection Bureau rules and regulations, and potential changes in accounting principles relating to loan loss recognition; (10) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (11) reputation risk that adversely affects earnings or capital arising from negative public opinion; (12) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (13) cybersecurity risk related to our dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches,  subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (14) economic downturn risk potentially resulting in deterioration in the credit markets, greater than expected non-interest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (15) greater than expected noninterest expenses; (16) excessive loan losses; (17) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (18) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integrations, and including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; (19) the risks of fluctuations in market prices for Company common stock that may or may not reflect economic condition or performance of the Company; (20) the payment of dividends on Company common stock is subject to regulatory supervision as well as the discretion of the board of directors of the Company, the Company’s performance and other factors; and (21) other risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K filed with the SEC or disclosed in documents filed or furnished by the Company with or to the SEC after the filing of such Annual report on Form 10-K, any of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward looking statements.  The Company undertakes no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.